Exhibit 99.2

MEDIA/INVESTOR CONTACT

Alan Chapple
Exide Technologies
678-566-9514
alan.chapple@exide.com

FOR IMMEDIATE RELEASE

MEMBER OF EXIDE TECHNOLOGIES’ BOARD OF DIRECTOR RESIGNS

Alpharetta, Ga. – (February 8, 2006) – Exide Technologies (NASDAQ: XIDE, www.exide.com) announced today that Jerome B. York has resigned as a member of the Company’s Board of Directors effective February 6, 2006. Mr. York was appointed to the Board in April 2005.

“I want to thank Jerry for his service on Exide’s Board — particularly his leadership as Chairman of the Nominating and Governance Committee,” said Chairman of the Board John P. Reilly. “Jerry’s decision is understandable given his recent appointment to the Board of General Motors.”

# # #

About Exide Technologies
Exide Technologies, with operations in 89 countries, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s four global business groups – Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World – provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and 42-volt automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com.